Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	IR@SVB.com
April 21, 2022	(408) 654-6364

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2022 FIRST QUARTER FINANCIAL RESULTS
Board of Directors declared a quarterly dividend on Series A, B, C, D and E Preferred Stock
SANTA CLARA, Calif. — April 21, 2022 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2022.
Consolidated net income available to common stockholders for the first quarter of 2022 was $472 million, or $7.92 per diluted common share, compared to $371 million, or $6.22 per diluted common share, for the fourth quarter of 2021 and $532 million, or $10.03 per diluted common share, for the first quarter of 2021.
"Our quarterly results demonstrate the power and flexibility of our business model and larger balance sheet, with continued earnings growth as rising rates and our strong execution drove higher revenue, even as market volatility slowed client liquidity growth and pressured valuations and investment banking income," said Greg Becker, President and CEO of SVB Financial Group. "Credit quality was pristine, and client activity remained robust, with client acquisition reaching record highs despite slower VC investment and exits. We have increased our full year 2022 revenue outlook and will invest part of the upside from rising rates into our business to support our continued momentum and leadership in the innovation economy."
Highlights of our first quarter of 2022 results (compared to fourth quarter 2021, unless otherwise noted) included:
•Average loans of $67.1 billion, an increase of $4.5 billion (or 7.2 percent).
•Period-end loans of $68.7 billion, an increase of $2.4 billion (or 3.6 percent).
•Average fixed income investment securities of $125.6 billion, an increase of $13.9 billion (or 12.4 percent).
•Period-end fixed income investment securities of $124.7 billion, a decrease of $718 million (or 0.6 percent).
•Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $6.2 billion (or 1.6 percent) to $396.9 billion, which includes an increase in average on-balance sheet deposits of $7.7 billion (or 4.2 percent).
•Period-end total client funds decreased $1.9 billion (or 0.5 percent) to $397.4 billion, which includes an increase in period-end on-balance sheet deposits of $8.9 billion (or 4.7 percent).
•Period-end SVB Private Assets Under Management (“AUM”) of $19.0 billion, a decrease of $638 million from the prior quarter.
•Net interest income (fully taxable equivalent basis) of $1.1 billion, an increase of $144 million (or 15.2 percent).
•Provision for credit losses was $11 million, compared to $48 million.
•Net loan charge-offs of $8 million, or 5 basis points of average total loans (annualized) compared to $1 million, or 1 basis point.
•Noninterest income of $517 million, a decrease of $44 million (or 7.8 percent). Non-GAAP core fee income increased $14 million (or 6.5 percent) to $230 million. Non-GAAP SVB Leerink revenue decreased $27 million (or 18.6 percent) to $118 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)
•Net gains on investment securities of $85 million compared to $100 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $67 million, compared to $86 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)
•Net gains on equity warrant assets of $63 million, compared to $69 million.
•Noninterest expense of $873 million, a decrease of $29 million (or 3.2 percent).
•Operating efficiency ratio of 54.6 percent, compared to 60.1 percent. The improvement was driven primarily by an increase in net interest income.

First Quarter 2022 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Income statement:
Diluted earnings per common share	$7.92	$6.22	$6.24	$9.09	$10.03
Net income available to common stockholders	472	371	365	502	532
Net interest income	1,082	939	852	728	660
Provision for credit losses (1) (2)	11	48	21	35	19
Noninterest income	517	561	672	761	744
Noninterest expense	873	902	879	653	636
Non-GAAP core fee income (3)	230	216	204	172	159
Non-GAAP core fee income plus SVB Securities revenue (3)	348	361	311	292	325
Non-GAAP SVB Securities revenue (3)	118	145	107	120	166
Effective tax rate (4)	26.1%	26.4%	27.6%	25.1%	25.9%
Fully taxable equivalent:
Net interest income (5)	$1,091	$947	$859	$735	$665
Net interest margin	2.13%	1.91%	1.95%	2.06%	2.29%
Balance sheet:
Average total assets	$216,069	$204,760	$182,690	$150,717	$124,815
Average loans, amortized cost	67,070	62,573	59,291	49,812	46,281
Average available-for-sale securities	26,946	24,154	23,290	24,358	28,248
Average held-to-maturity securities	98,677	87,579	70,512	47,914	25,295
Average noninterest-bearing demand deposits	125,568	122,789	109,638	91,530	73,233
Average interest-bearing deposits	65,150	60,273	53,754	42,230	37,375
Average total deposits	190,718	183,062	163,392	133,760	110,608
Average short-term borrowings	3,136	145	99	39	12
Average long-term debt	2,570	2,380	1,936	1,604	1,162
Period-end total assets	220,355	211,478	190,996	163,399	142,347
Period-end loans, amortized cost	68,665	66,276	61,487	50,754	47,675
Period-end available-for-sale securities	25,991	27,221	22,984	23,876	25,986
Period-end held-to-maturity securities	98,707	98,195	82,365	59,992	41,165
Period-end non-marketable and other equity securities	2,605	2,543	2,485	1,943	1,858
Period-end noninterest-bearing demand deposits	127,997	125,851	115,388	101,259	84,440
Period-end interest-bearing deposits	70,137	63,352	55,794	44,579	39,710
Period-end total deposits	198,134	189,203	171,182	145,838	124,150
Period-end short-term borrowings	99	121	97	34	39
Period-end long-term debt	2,571	2,570	1,925	1,834	1,338
Off-balance sheet:
Average client investment funds	$206,140	$207,578	$191,286	$174,327	$151,579
Period-end client investment funds	199,216	210,086	200,234	183,167	163,882
Period-end assets under management	19,008	19,646	19,565	—	—
Total unfunded credit commitments	45,554	43,698	40,259	36,385	33,987
Earnings ratios:
Return on average assets (annualized) (6)	0.89%	0.72%	0.79%	1.34%	1.73%
Return on average SVBFG common stockholders’ equity (annualized) (7)	15.28	11.80	12.47	21.69	27.04
Asset quality ratios:
Allowance for credit losses for loans as a % of total loans	0.61%	0.64%	0.65%	0.78%	0.82%
Allowance for credit losses for performing loans as a % of total performing loans	0.58	0.58	0.59	0.71	0.74
Gross loan charge-offs as a % of average total loans (annualized) (2)	0.11	0.06	0.13	0.12	0.83
Net loan charge-offs as a % of average total loans (annualized) (2)	0.05	0.01	0.07	0.10	0.79
Other ratios:
Operating efficiency ratio (8)	54.60%	60.13%	57.68%	43.85%	45.31%
Total cost of deposits (annualized) (9)	0.05	0.04	0.05	0.04	0.04
SVBFG CET 1 risk-based capital ratio	12.11	12.09	12.73	11.93	12.18
Bank CET 1 risk-based capital ratio	14.91	14.89	14.68	13.66	12.93
SVBFG tier 1 risk-based capital ratio	15.90	16.08	15.37	14.95	14.01
Bank tier 1 risk-based capital ratio	14.91	14.89	14.68	13.66	12.93
SVBFG total risk-based capital ratio	16.41	16.58	15.87	15.53	14.62
Bank total risk-based capital ratio	15.44	15.40	15.21	14.26	13.56
SVBFG tier 1 leverage ratio	7.70	7.93	7.77	7.77	8.01
Bank tier 1 leverage ratio	7.09	7.24	7.30	6.96	7.20
Period-end loans, amortized cost, to deposits ratio	34.66	35.03	35.92	34.80	38.40

Average loans, amortized cost, to average deposits ratio	35.17	34.18	36.29	37.24	41.84
Book value per common share (10)	$209.62	$214.30	$208.53	$176.10	$163.25
Tangible book value per common share (3) (11)	201.07	205.64	200.01	172.44	159.50
Other statistics:
Average full-time equivalent ("FTE") employees	6,975	6,431	6,024	4,808	4,601
Period-end full-time equivalent ("FTE") employees	7,149	6,567	6,208	4,932	4,656

(1)This metric for the quarter ended September 30, 2021 includes a post-combination provision of $46 million to record the allowance for credit losses for non-PCD loans and unfunded credit commitments acquired from Boston Private.
(2)This metric for the quarter ended March 31, 2021 includes the impact of an $80 million charge-off related to fraudulent activity discussed in previous filings.
(3)To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”
(4)Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.
(5)Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent. The taxable equivalent adjustments were $9 million for the quarter ended March 31, 2022, $8 million for the quarter ended December 31, 2021, $7 million for the quarter ended September 30, 2021, $7 million for the quarter ended June 30, 2021 and $5 million for the quarter ended March 31, 2021.
(6)Ratio represents annualized consolidated net income available to common stockholders divided by average assets.
(7)Ratio represents annualized consolidated net income available to common stockholders divided by average SVB Financial Group ("SVBFG") common stockholders’ equity.
(8)Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.
(9)Ratio represents annualized total cost of deposits and is calculated by dividing interest expense from deposits by average total deposits.
(10)Book value per common share is calculated by dividing total SVBFG common stockholders’ equity by total outstanding common shares.
(11)Tangible book value per common share is calculated by dividing tangible common equity by total outstanding common shares. Tangible common equity is a non-GAAP measure defined under the section “Use of Non-GAAP Financial Measures.”
Investment Securities
Our investment securities portfolio is comprised of: (i) our available-for-sale ("AFS") and held-to-maturity ("HTM") securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which primarily represents investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised.
The following table provides further details on our AFS and HTM securities portfolios:

	Available-for-sale securities			Held-to-maturity securities
	Three months ended			Three months ended
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	December 31, 2021	March 31, 2021
Average balance	$26,946	$24,154	$28,248	$98,677	$87,579	$25,295
Period-end balance	25,991	27,221	25,986	98,707	98,195	41,165
Weighted-average duration (in years)	3.7	3.5	5.1	5.2	4.1	4.6
Weighted-average duration including fair value swaps (in years) (1)	3.1	2.4	3.7	N/A	N/A	N/A

(1)The total notional value of our pay-fixed, receive-floating interest rate swap fair value hedge contracts for AFS securities was $5.9 billion as of March 31, 2022, $10.7 billion as of December 31, 2021 and $10.0 billion as of March 31, 2021.
The period-end decrease in AFS securities was driven by a $1.1 billion decrease in the fair value of our AFS securities portfolio, reflective of higher interest rates, as well as paydowns and maturities of AFS securities of $462 million during the quarter. In addition, asset liability management repositioning drove a $5.3 billion sale of AFS securities and termination of related swaps, resulting in a net pre-tax realized gain of $49 million, with reinvestment of proceeds from the sale at higher yields. The period-end increase in HTM securities was driven by purchases of $4.6 billion, partially offset by $4.0 billion in paydowns and maturities.

The following table provides further details on our non-marketable securities portfolio:

(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
GAAP non-marketable and other equity securities	$2,605	$2,543	$1,858
Less: investments in qualified affordable housing projects	957	954	617
Less: noncontrolling interests in non-marketable securities	389	367	226
Non-GAAP non-marketable and other equity securities, net of investments in qualified affordable housing projects and noncontrolling interests (1)	$1,259	$1,222	$1,015

(1)Non-marketable and other equity securities, net of investments in qualified affordable housing projects and noncontrolling interests is a non-GAAP measure defined under the section “Use of Non-GAAP Financial Measures.”
Loans
Average loans increased by $4.5 billion to $67.1 billion for the first quarter of 2022, compared to $62.6 billion for the fourth quarter of 2021. Period-end loans increased $2.4 billion to $68.7 billion at March 31, 2022, compared to $66.3 billion at December 31, 2021. Average and period-end loan growth was driven primarily by our Global Fund Banking portfolio, with continued growth in our Technology and Life Science/Healthcare and Private Bank loan portfolios.
The following table provides a summary of our loans at amortized cost basis broken out by class of financing receivable. The March 31, 2021 amounts have been reclassified to conform to current period presentation.

(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Global fund banking	$39,344	$37,958	$27,307
Investor dependent
Early stage	1,707	1,593	1,523
Growth stage	4,032	3,951	3,644
Total investor dependent	5,739	5,544	5,167
Cash flow dependent - SLBO	1,826	1,798	1,984
Innovation C&I	7,247	6,673	5,461
Private bank	9,235	8,743	5,064
CRE	2,595	2,670	—
Premium wine	997	985	1,040
Other C&I	1,175	1,257	—
Other	316	317	46
PPP	191	331	1,606
Total loans	$68,665	$66,276	$47,675
Net Interest Income and Margin
Net interest income, on a fully taxable equivalent basis, was $1.1 billion for the first quarter of 2022, compared to $947 million for the fourth quarter of 2021. The $144 million increase was attributable primarily to the following:
•An increase of $122 million in interest income from our fixed income investment securities due primarily to the $13.9 billion increase in average fixed income securities and an increase in yields inclusive of a decrease in premium amortization on mortgage related investment securities as a result of a reduction in estimated prepayment speeds driven by higher rates.
•An increase of $26 million in interest income from loans due primarily to $4.5 billion in average loan growth, partially offset by a decrease due to two fewer days in the first quarter as compared to the fourth quarter.
Net interest margin, on a fully taxable equivalent basis, was 2.13 percent for the first quarter of 2022, compared to 1.91 percent for the fourth quarter of 2021. The 22 basis point increase in our net interest margin was due primarily to the decrease in premium amortization mentioned above, the overall shift in balance sheet growth from cash into higher yielding fixed income investment securities and loans and improved yields reflective of the higher rate environment.
For the first quarter of 2022, approximately 92 percent, or $61.7 billion, of our average loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 67 percent are tied to prime-lending rates, 29 percent are tied to LIBOR and 4 percent are tied to alternate reference rates.
With the December 31, 2021, cessation of most global LIBOR rates including the 1-week and 2-month USD LIBOR tenors, SVB is offering products tied to alternate reference rates for clients today across USD (SOFR), GBP (SONIA), and EUR (€STR). For USD, SVB supports Term SOFR (1-,3-, and 6-month tenors) and Daily Simple SOFR conventions. We are currently focused on legacy contracts and continued migration away from LIBOR to alternate reference rates. SVB does not expect any material changes in net interest income or net interest expense from product spread adjustments as a result of offering alternative reference rates.
Credit Quality
The following table provides a summary of our allowance for credit losses for loans, unfunded credit commitments and HTM securities:

	Three months ended
(Dollars in millions, except ratios)	March 31, 2022	December 31, 2021	March 31, 2021
Allowance for credit losses for loans, beginning balance	$422	$398	$448
Provision for loans (1)	8	25	34
Gross loan charge-offs (1)	(18)	(9)	(95)
Loan recoveries	10	8	5
Foreign currency translation adjustments	(1)	—	—
Allowance for credit losses for loans, ending balance	$421	$422	$392
Allowance for credit losses for unfunded credit commitments, beginning balance	$171	$149	$121
Provision (reduction) for unfunded credit commitments	4	22	(16)
Allowance for credit losses for unfunded credit commitments, ending balance (2)	$175	$171	$105
Allowance for credit losses for HTM securities, beginning balance	$7	$6	$—
(Reduction) provision for HTM securities	(1)	1	1
Allowance for credit losses for HTM securities, ending balance (3)	$6	$7	$1
Ratios and other information:
Provision for loans as a percentage of period-end total loans (annualized) (1)	0.05%	0.15%	0.29%
Gross loan charge-offs as a percentage of average total loans (annualized) (1)	0.11	0.06	0.83
Net loan charge-offs as a percentage of average total loans (annualized) (1)	0.05	0.01	0.79
Allowance for credit losses for loans as a percentage of period-end total loans	0.61	0.64	0.82
Provision for credit losses	$11	$48	$19
Period-end total loans	68,665	66,276	47,675
Average total loans	67,070	62,573	46,281
Allowance for credit losses for nonaccrual loans	20	35	42
Nonaccrual loans	70	84	90

(1)Metrics for the three months ended March 31, 2021 include the impact of an $80 million charge-off related to fraudulent activity discussed in previous filings.
(2)The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”
(3)The "allowance for credit losses for HTM securities" is included as a component of HTM securities and presented net in our consolidated financial statements.

Our allowance for credit losses for loans decreased $1 million to $421 million at March 31, 2022, compared to $422 million at December 31, 2021. As a percentage of total loans, our allowance for credit losses for loans decreased 3 basis points to 0.61 percent at March 31, 2022, compared to 0.64 percent at December 31, 2021.
The provision for credit losses was $11 million for the first quarter of 2022, consisting of the following:
•A provision for credit loss for loans of $8 million, driven primarily by a $15 million provision for loan growth and an increase of $16 million for charge-offs not previously reserved for. These increases were partially offset by a $10 million reduction for recoveries and a $15 million decrease in reserves for nonaccrual loans.
•A provision for credit loss for unfunded credit commitments of $4 million, driven primarily by a $6 million provision for commitment growth, partially offset by a reduction of $2 million due to changes in our unfunded portfolio composition that resulted in a shorter portfolio lifetime and improved credit quality.
•A reduction in provision for credit losses for HTM securities of $1 million, driven primarily by improved HTM bond portfolio demographics.
Gross loan charge-offs were $18 million for the first quarter of 2022, of which $16 million was not specifically reserved for at December 31, 2021. Gross loan charge-offs were primarily driven by a $4 million charge-off from one Investor Dependent - Early Stage client and $9 million in charge-offs from two Investor Dependent - Growth Stage clients. The remaining $5 million gross loan charge-offs were also driven primarily by our Investor Dependent portfolios.
Nonaccrual loans were $70 million at March 31, 2022, compared to $84 million at December 31, 2021. Our nonaccrual loan balance decreased $14 million, due primarily to $16 million in repayments and credit upgrades, which were partially offset by $5 million of new nonaccrual loans. Of the $16 million in reductions, $9 million was driven by clients in our Technology and Life Science/Healthcare portfolios, including $2 million from one Investor Dependent - Early Stage client. The $5 million of new nonaccrual loans was driven primarily by clients in our Investor Dependent -

Early Stage portfolio. Nonperforming loans, which includes nonaccrual loans of $70 million as well as $2 million of loans past due 90 days or more still accruing interest, as a percentage of total loans decreased 4 basis points to 0.10 percent for the first quarter of 2022, compared to 0.14 percent for the fourth quarter of 2021.
The allowance for credit losses for nonaccrual loans decreased $15 million to $20 million in the first quarter of 2022. The decrease was due primarily to repayments and credit upgrades within our nonaccrual loans portfolio, as well as $2 million in charge-offs which we previously reserved for. These reductions were partially offset by additional reserves for nonaccrual loans, driven primarily by our Investor Dependent and Private Bank portfolios.
Client Funds
Our Total Client Funds consist of the sum of both our on-balance sheet deposits and off-balance sheet client investment funds. The following tables provide a summary of our average and period-end on-balance sheet deposits and off-balance sheet client investment funds:
Average On-Balance Sheet Deposits and Off-Balance Sheet Client Investment Funds (1)

	Average balances for the
	Three months ended
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Interest-bearing deposits	$65,150	$60,273	$37,375
Noninterest bearing demand deposits	125,568	122,789	73,233
Total average on-balance sheet deposits	$190,718	$183,062	$110,608

Sweep money market funds	$109,116	$108,350	$67,138
Managed client investment funds (2)	84,467	84,188	72,478
Repurchase agreements	12,557	15,040	11,963
Total average off-balance sheet client investment funds	$206,140	$207,578	$151,579
Period-end On-Balance Sheet Deposits and Off-Balance Sheet Client Investment Funds (1)

	Period-end balances at
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Interest-bearing deposits	$70,137	$63,352	$39,710
Noninterest-bearing demand deposits	127,997	125,851	84,440
Total period-end on-balance sheet deposits	$198,134	$189,203	$124,150

Sweep money market funds	$102,550	$109,241	$75,328
Managed client investment funds (2)	83,988	85,475	75,970
Repurchase agreements	12,678	15,370	12,584
Total period-end off-balance sheet client investment funds	$199,216	$210,086	$163,882

(1)Off-Balance sheet client investment funds are maintained at third-party financial institutions.
(2)These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Average Total Client Funds increased by $6.2 billion to $396.9 billion for the first quarter of 2022, compared to $390.6 billion for the fourth quarter of 2021. Period-end Total Client Funds decreased $1.9 billion to $397.4 billion at March 31, 2022, compared to $399.3 billion at December 31, 2021. The moderate increase in our average Total Client Funds balance and decrease in our period-end balance is reflective of the slowdown in later-stage fundraising and exit activity resulting from market volatility. The increases in average and period-end on-balance sheet deposits were driven primarily by our Technology portfolio and reflective of strong early-stage investment and client acquisition as well as flexible liquidity solutions that shifted off-balance sheet client funds on-balance sheet.

SVB Private Assets Under Management ("AUM")
AUM consists of SVB Private's (formerly known as SVB Private Bank) client investment account balances and generates fee income included in financial statement line item wealth management and trust fees included in our consolidated statements of income. The decrease in SVB Private AUM was due to market declines, partially offset by net flows. The following table summarizes the activity relating to AUM for the three months ended March 31, 2022 and December 31, 2021, respectively:

	Three months ended
(Dollars in millions)	March 31, 2022	December 31, 2021
Beginning balance	$19,646	$19,565
Net flows	264	(891)
Market returns	(902)	972
Ending balance	$19,008	$19,646
Noninterest Income
Noninterest income was $517 million for the first quarter of 2022, compared to $561 million for the fourth quarter of 2021. The decrease in noninterest income was primarily driven by lower investment banking revenue as well as lower net gains on investment securities and equity warrant assets, partially offset by increases in client investment fees.
Items impacting noninterest income for the first quarter of 2022 were as follows:
Net gains on investment securities
The following tables provide a summary of non-GAAP net gains on investment securities, net of noncontrolling interests, for the three months ended March 31, 2022 and December 31, 2021, respectively:

	Three months ended March 31, 2022
(Dollars in millions)	Managed Funds of Funds	Managed Direct Venture Funds	Managed Credit Funds	Public Equity Securities	Sales of AFS Securities	Strategic and Other Investments	SVB Securities	Total
GAAP gains (losses) on investment securities, net	$46	$15	$6	$(32)	$49	$2	$(1)	$85
Less: income attributable to noncontrolling interests, including carried interest allocation	15	2	1	—	—	—	—	18
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$31	$13	$5	$(32)	$49	$2	$(1)	$67

	Three months ended December 31, 2021
(Dollars in millions)	Managed Funds of Funds	Managed Direct Venture Funds	Managed Credit Funds	Public Equity Securities	Sales of AFS Securities	Strategic and Other Investments	SVB Securities	Total
GAAP gains (losses) on investment securities, net	$16	$2	$2	$(32)	$32	$62	$18	$100
Less: income attributable to noncontrolling interests, including carried interest allocation	5	—	1	—	—	—	8	14
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$11	$2	$1	$(32)	$32	$62	$10	$86

Non-GAAP net gains on investment securities, net of noncontrolling interests, of $67 million for the first quarter of 2022 were driven primarily by net gains from sales of AFS fixed income securities and related terminated swaps and gains in our managed fund of funds portfolio. The gains in the managed fund of funds portfolio were driven primarily by unrealized valuation gains from private and public companies held by the funds. These increases were partially offset by $32 million of losses from sales of public equity securities with expiring lockups as well as declines in valuations reflective of the public equity market environment.

Net gains on equity warrant assets
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Equity warrant assets:
Gains on exercises, net	$12	$44	$160
Terminations	(1)	—	—
Changes in fair value, net	52	25	62
Total net gains on equity warrant assets	$63	$69	$222
Net gains on equity warrant assets for the first quarter of 2022 were driven by $52 million in net valuation increases reflective of private company valuation updates as well as pending SPAC and M&A activity.
At March 31, 2022, we held warrants in 2,873 companies with a total fair value of $323 million. Warrants in 54 companies each had fair values greater than $1 million and collectively represented $175 million, or 54.3 percent, of the fair value of the total warrant portfolio at March 31, 2022.
The gains (or losses) from investment securities from our non-marketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including, among other things, performance of the underlying portfolio companies, investor demand for IPOs and SPACs, fluctuations in the underlying valuation of these companies, levels of M&A activity and legal and contractual restrictions on our ability to sell the underlying securities.
Non-GAAP core fee income plus non-GAAP SVB Securities revenue
The following table provides a summary of our non-GAAP core fee income, non-GAAP SVB Securities revenue and non-GAAP core fee income plus SVB Securities revenue:

	Three months ended
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Non-GAAP core fee income:
Client investment fees	$35	$20	$20
Wealth management and trust fees	22	22	—
Foreign exchange fees	73	73	57
Credit card fees	37	38	28
Deposit service charges	30	30	25
Lending related fees	19	21	16
Letters of credit and standby letters of credit fees	14	12	13
Total non-GAAP core fee income	$230	$216	$159
Investment banking revenue	93	124	142
Commissions	25	21	24
Total non-GAAP SVB Securities revenue	$118	$145	$166
Total non-GAAP core fee income plus SVB Securities revenue	$348	$361	$325
Non-GAAP core fee income increased from the fourth quarter of 2021 to the first quarter of 2022 primarily reflective of an increase in client investment fees. The increase in client investment fees of $15 million is reflective of improved fee margins resulting from higher short-term interest rates driven by the March Federal Funds Rate hike.
Non-GAAP SVB Securities revenue decreased $27 million from the fourth quarter of 2021 to the first quarter of 2022 driven primarily by a decrease in equity capital markets transactions as a result of the recent public markets volatility.
Reconciliations of our non-GAAP net gains on investment securities, non-GAAP core fee income, non-GAAP SVB Securities revenue and non-GAAP core fee income plus SVB Securities revenue are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense
Noninterest expense was $873 million for the first quarter of 2022, compared to $902 million for the fourth quarter of 2021. The decrease of $29 million from the prior quarter was attributable primarily to decreases in our compensation and benefits expense, merger-related charges and other noninterest expense.

The following table provides a summary of our compensation and benefits expense:

	Three months ended
(Dollars in millions, except employees)	March 31, 2022	December 31, 2021	March 31, 2021
Compensation and benefits:
Salaries and wages	$236	$217	$163
Incentive compensation plans	194	243	150
Other employee incentives and benefits (1)	154	137	132
Total compensation and benefits	$584	$597	$445
Period-end full-time equivalent employees	7,149	6,567	4,656
Average full-time equivalent employees	6,975	6,431	4,601

(1)Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), ESOP, warrant incentive and retention plans, agency fees and other employee-related expenses.
The $13 million decrease in total compensation and benefits expense consists primarily of the following:
•A decrease of $49 million in incentive compensation plans expense attributable primarily to SVB Securities which had lower deal activity during the first quarter of 2022, partially offset by
•An increase of $19 million in salaries and wages expense due primarily to an increase in FTEs, as we continue to invest in our revenue-generating lines of business and support functions, and the impact of annual merit increases, and
•An increase of $17 million in other employee incentives and benefits driven by first quarter seasonal expense items relating to additional 401(k) matching contributions and employer-related payroll taxes as a result of the 2021 annual incentive compensation plan payments.
Merger-related charges continued to decline as we continue to progress with the integration of Boston Private.
Other noninterest expense decreased primarily due to higher charitable donations expense in the fourth quarter of 2021 driven by seasonal year-end giving campaigns.
SVBFG Stockholders’ Equity
Total SVBFG stockholders’ equity decreased by $256 million to $16.0 billion at March 31, 2022, compared to $16.2 billion at December 31, 2021. The decrease was primarily driven by other comprehensive income as unrealized losses recorded on AFS securities increased due to an increase in market rates. The decrease from unrealized losses on AFS was partially offset by an increase in the fair value of hedging instruments. The following table provides a summary of the changes in SVBFG stockholders' equity during the quarter:

(Dollars in millions)
Beginning balance at December 31, 2021	$16,236
Net income available to common stockholders (1)	472
Other comprehensive income	(751)
Other	23
Ending balance at March 31, 2022	$15,980

(1)Excludes $43 million of preferred dividends paid during the first quarter of 2022.
Preferred Stock
On April 21, 2022, the Company's Board of Directors declared the following quarterly preferred stock dividends payable on May 16, 2022 to holders of record at the close of business on May 1, 2022:

	Cash dividend	Cash dividend per depositary share
Series A Preferred Stock	$13.125	$0.328125
Series B Preferred Stock	1,025.00	10.25
Series C Preferred Stock	1,000.00	10.00
Series D Preferred Stock	1,062.50	10.625
Series E Preferred Stock	1,175.00	11.75

SVB Financial and Bank Capital Ratios(1)

	March 31, 2022	December 31, 2021	March 31, 2021
SVB Financial:
CET 1 risk-based capital ratio	12.11%	12.09%	12.18%
Tier 1 risk-based capital ratio	15.90	16.08	14.01
Total risk-based capital ratio	16.41	16.58	14.62
Tier 1 leverage ratio	7.70	7.93	8.01
Tangible common equity to tangible assets ratio (2)	5.38	5.73	6.06
Tangible common equity to risk-weighted assets ratio (2)	11.32	11.98	12.12
Silicon Valley Bank:
CET 1 risk-based capital ratio	14.91%	14.89%	12.93%
Tier 1 risk-based capital ratio	14.91	14.89	12.93
Total risk-based capital ratio	15.44	15.40	13.56
Tier 1 leverage ratio	7.09	7.24	7.20
Tangible common equity to tangible assets ratio (2)	6.57	7.09	6.25
Tangible common equity to risk-weighted assets ratio (2)	14.10	15.06	12.88

(1)Regulatory capital ratios as of March 31, 2022 are preliminary.
(2)These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”
March 31, 2022 Preliminary Results
As of March 31, 2022, Tier 1 and total risk-based capital ratios for SVB Financial decreased reflective of increases in risk-weighted assets outpacing increases in regulatory capital. The increase in regulatory capital was driven primarily by net income, partially offset by Tier 1 capital deductions, including deductions from covered funds under the Volcker rule and preferred stock dividends. The increase in risk-weighted assets was driven primarily by the shift in our balance sheet growth from cash into our investment securities and loans portfolios.
The decrease in our Tier 1 leverage ratios for SVB Financial and Silicon Valley Bank are reflective of the growth in our average assets outpacing our growth in regulatory capital. The increase in regulatory capital for Silicon Valley Bank was driven primarily by net income. The increase in average assets for both SVB Financial and Silicon Valley Bank was driven primarily by growth in our investment securities and loans portfolios.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations.

Financial Outlook for the Year Ending December 31, 2022
Our outlook for the year ending December 31, 2022 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities based on management's assumptions and current expectations. Except for the items noted below, we do not provide an outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, SPAC, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, including risks and uncertainties related to the COVID-19 pandemic and related government actions, geopolitical instability, and other factors which are discussed below under the section “Forward-Looking Statements.” Actual results may differ. (For additional information about our financial outlook, please refer to Q1 2022 Earnings Slides. See "Additional Information" below.)
For the full year ending December 31, 2022, compared to our full year 2021 results, we currently expect the following outlook (please note that the outlook below does not include and/or take into account: (i) changes in interest rates, including, but not limited to, changes in the Federal Funds or alternative reference rates, (ii) material deterioration in the overall economy, (iii) regulatory/policy changes under the current U.S. government administration, or (iv) adverse developments with respect to U.S. or global economic or geopolitical conditions and includes management's updates to certain 2022 outlook metrics we had previously disclosed on January 20, 2022):

	Prior full year 2022 outlook compared to 2021 results (as of January 20, 2022)	Current full year 2022 outlook compared to 2021 results (as of April 21, 2022)
Average loan balances	Low thirties growth	Mid-thirties growth
Average deposit balances	Low forties growth	Low forties growth
Net interest income (1)	High thirties growth	Low fifties growth
Net interest margin (1)	1.90% — 2.00%	2.10% — 2.20%
Net loan charge-offs	0.15% — 0.35% of average loans	0.15% — 0.35% of average loans
Core fee income (client investment fees, wealth management and trust fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit fees) (2)	Mid-twenties growth	Mid-forties growth
SVB Securities revenue (2)	$625 million — $675 million	$500 million — $550 million
Noninterest expense excluding merger-related charges (3) (4)	Low twenties growth	High twenties growth
Effective tax rate (5)	25% — 27%	25% — 27%

(1)Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, the COVID-19 pandemic and its effects on the economic and business environments in which we operate, actual prepayment rates, geopolitical instability and other factors described under the section "Forward-Looking Statements" below.
(2)Core fee income and SVB Securities revenue are each non-GAAP measures, which collectively represent noninterest income, but exclude certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income and non-GAAP SVB Securities revenue to GAAP noninterest income for fiscal year ending 2022 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure. Core fee income does not include SVB Securities revenue. SVB Securities revenue represents investment banking revenue and commissions.
(3)Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.
(4)Excludes $40 million estimated of pre-tax merger-related charges ($16 million in the first quarter of 2022, approximately $15 million in the second quarter of 2022 with the remainder in the second half of 2022).
(5)Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, SVB Financial Group's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity and does not include assumptions for potential future tax rate changes.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Financial Outlook for the Year Ending December 31, 2022,” we make forward-looking statements discussing management’s expectations for 2022 about, among other things, economic conditions; the continuing and potential effects of the COVID-19 pandemic; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including loan growth, loan mix and loan yields; deposit growth; expense levels; our expected effective tax rate; accounting impacts; and financial results (and the components of such results).
Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:
•market and economic conditions (including inflation trends, interest rate volatility, the general condition of the capital and equity markets, private equity and venture capital investment, IPO, secondary offering, SPAC fundraising, M&A and other financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);
•disruptions to the financial markets as a result of the current or anticipated impact of military conflict, including the ongoing military conflict between Russia and Ukraine, terrorism and other geopolitical events;
•the COVID-19 pandemic, including COVID-19 variants and their effects on the economic and business environments in which we operate, and its effects on our operations, including, as a result of, prolonged work-from-home arrangements;
•the impact of changes from the Biden-Harris administration and the U.S. Congress on the economic environment, capital markets and regulatory landscape, including monetary, tax and other trade policies, as well as changes in personnel at the bank regulatory agencies;
•changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;
•the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;
•the adequacy of our allowance for credit losses and the need to make provisions for credit losses for any period;
•the sufficiency of our capital and liquidity positions;
•changes in the levels of our loans, deposits and client investment fund balances;
•changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;
•variations from our expectations as to factors impacting our cost structure;
•changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;
•variations from our expectations as to factors impacting the timing and level of employee share-based transactions;
•the occurrence of fraudulent activity, including breaches of our information security or cyber security-related incidents;
•business disruptions and interruptions due to natural disasters and other external events;
•the impact on our reputation and business from our interactions with business partners, counterparties, service providers and other third parties;
•the expansion of our business internationally, and the impact of geopolitical events and international market and economic events on us;
•the effectiveness of our risk management framework and quantitative models;

•our ability to maintain or increase our market share, including through successfully implementing our business strategy and undertaking new business initiatives, including through the continuing integration of Boston Private, the expansion of SVB Private and the growth and expansion of SVB Securities;
•greater than expected costs or other difficulties related to the continuing integration of our business and that of Boston Private;
•variations from our expectations as to the amount and timing of business opportunities, growth prospects and cost savings associated with the acquisition of Boston Private;
•the inability to retain existing Boston Private clients and employees following the Boston Private acquisition;
•unfavorable resolution of legal proceedings or claims, as well as legal or regulatory proceedings or governmental actions;
•variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;
•changes in applicable accounting standards and tax laws; and
•regulatory or legal changes and their impact on us.
For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.
Earnings Conference Call
On Thursday, April 21, 2022, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended March 31, 2022. The conference call can be accessed by dialing (888) 330-3016 or (646) 960-0828 and entering the confirmation number "5682116". A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on April 21, 2022.
Additional Information
For additional information about our business, financial results for the first quarter 2022 and financial outlook, please refer to our Q1 2022 Earnings Slides and Q1 2022 CEO Letter, which are available on the Investor Relations section of our website at www.svb.com. These materials should be read together with this release, and include important supplemental information including key considerations that may impact our financial outlook.
About SVB Financial Group
SVB is the financial partner of the innovation economy, helping individuals, investors and the world’s most innovative companies achieve their ambitious goals. SVB’s businesses - Silicon Valley Bank, SVB Capital, SVB Private and SVB Securities - together offer the services that dynamic and fast-growing clients require as they grow, including commercial banking, venture investing, wealth planning and investment banking. Headquartered in Santa Clara, California, SVB operates in centers of innovation around the world. Learn more at svb.com/global.
SVB Financial Group (Nasdaq: SIVB) is the holding company for all business units and groups. © 2022 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB SECURITIES, SVB PRIVATE, SVB CAPITAL, and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(Dollars in millions, except share data)	March 31, 2022	December 31, 2021	March 31, 2021
Interest income:
Loans	$570	$544	$430
Investment securities:
Taxable	511	392	225
Non-taxable	35	33	21
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	6	6	3
Total interest income	1,122	975	679
Interest expense:
Deposits	22	21	10
Borrowings	18	15	9
Total interest expense	40	36	19
Net interest income	1,082	939	660
Provision for credit losses	11	48	19
Net interest income after provision for credit losses	1,071	891	641
Noninterest income:
Gains on investment securities, net	85	100	167
Gains on equity warrant assets, net	63	69	222
Client investment fees	35	20	20
Wealth management and trust fees	22	22	—
Foreign exchange fees	73	73	57
Credit card fees	37	38	28
Deposit service charges	30	30	25
Lending related fees	19	21	16
Letters of credit and standby letters of credit fees	14	12	13
Investment banking revenue	93	124	142
Commissions	25	21	24
Other	21	31	30
Total noninterest income	517	561	744
Noninterest expense:
Compensation and benefits	584	597	445
Professional services	106	110	81
Premises and equipment	58	54	33
Net occupancy	23	23	18
Business development and travel	14	11	4
FDIC and state assessments	16	15	10
Merger-related charges	16	27	—
Other	56	65	45
Total noninterest expense	873	902	636
Income before income tax expense	715	550	749
Income tax expense	182	142	187
Net income before noncontrolling interests and dividends	533	408	562
Net income attributable to noncontrolling interests	(18)	(14)	(25)
Preferred stock dividends	(43)	(23)	(5)
Net income available to common stockholders	$472	$371	$532
Earnings per common share—basic	$8.03	$6.32	$10.20
Earnings per common share—diluted	7.92	6.22	10.03
Weighted average common shares outstanding—basic	58,800,492	58,702,618	52,180,045
Weighted average common shares outstanding—diluted	59,599,016	59,623,961	53,075,690

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in millions, except par value and share data)	March 31, 2022	December 31, 2021	March 31, 2021
Assets:
Cash and cash equivalents	$20,606	$14,619	$21,255
Available-for-sale securities, at fair value (cost $27,287, $27,370 and $26,159, respectively)	25,991	27,221	25,986
Held-to-maturity securities, at amortized cost and net of allowance for credit losses of $6, $7 and $1 (fair value of $91,667, $97,227 and $41,187), respectively	98,707	98,195	41,165
Non-marketable and other equity securities	2,605	2,543	1,858
Investment securities	127,303	127,959	69,009
Loans, amortized cost	68,665	66,276	47,675
Allowance for credit losses: loans	(421)	(422)	(392)
Net loans	68,244	65,854	47,283
Premises and equipment, net of accumulated depreciation and amortization	283	270	180
Goodwill	375	375	143
Other intangible assets, net	154	160	59
Lease right-of-use assets	302	313	234
Accrued interest receivable and other assets	3,088	1,928	4,184
Total assets	$220,355	$211,478	$142,347
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$127,997	$125,851	$84,440
Interest-bearing deposits	70,137	63,352	39,710
Total deposits	198,134	189,203	124,150
Short-term borrowings	99	121	39
Lease liabilities	374	388	287
Other liabilities	2,817	2,587	6,412
Long-term debt	2,571	2,570	1,338
Total liabilities	203,995	194,869	132,226
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; 383,500 shares, 383,500 shares and 357,500 shares issued and outstanding, respectively	3,646	3,646	1,079
Common stock, $0.001 par value, 150,000,000 shares authorized; 58,840,156 shares, 58,748,469 shares and 54,001,797 shares issued and outstanding, respectively	—	—	—
Additional paid-in capital	5,180	5,157	2,591
Retained earnings	7,914	7,442	6,204
Accumulated other comprehensive (loss) income	(760)	(9)	21
Total SVBFG stockholders’ equity	15,980	16,236	9,895
Noncontrolling interests	380	373	226
Total equity	16,360	16,609	10,121
Total liabilities and total equity	$220,355	$211,478	$142,347
x

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	March 31, 2022			December 31, 2021			March 31, 2021
(Dollars in millions, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$14,800	$6	0.16%	$22,112	$6	0.10%	$18,174	$3	0.07%
Investment securities: (2)
Available-for-sale securities:
Taxable	26,946	86	1.30	24,154	68	1.13	28,248	125	1.79
Held-to-maturity securities:
Taxable	91,758	425	1.88	81,121	324	1.58	21,590	100	1.87
Non-taxable (3)	6,919	44	2.57	6,458	41	2.50	3,705	26	2.90
Total loans, amortized cost (4) (5)	67,070	570	3.45	62,573	544	3.45	46,281	430	3.77
Total interest-earning assets	207,493	1,131	2.21	196,418	983	1.99	117,998	684	2.35
Cash and due from banks	3,475			3,018			1,547
Allowance for credit losses: loans	(432)			(419)			(484)
Other assets (6)	5,532			5,743			5,754
Total assets	$216,068			$204,760			$124,815
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$6,059	$1	0.07%	$4,612	$2	0.12%	$3,662	$1	0.10%
Money market deposits	55,163	19	0.14	52,177	18	0.14	30,959	9	0.11
Money market deposits in foreign offices	776	—	0.03	972	—	0.01	873	—	0.06
Time deposits	2,116	2	0.39	1,431	1	0.29	658	—	0.39
Sweep deposits in foreign offices	1,036	—	0.01	1,081	—	0.01	1,223	—	0.02
Total interest-bearing deposits	65,150	22	0.14	60,273	21	0.14	37,375	10	0.11
Short-term borrowings	3,136	1	0.18	145	—	0.16	12	—	0.07
Long-term debt	2,570	17	2.55	2,380	15	2.53	1,162	9	3.05
Total interest-bearing liabilities	70,856	40	0.23	62,798	36	0.23	38,549	19	0.20
Portion of noninterest-bearing funding sources	136,637			133,620			79,449
Total funding sources	207,493	40	0.08	196,418	36	0.08	117,998	19	0.06
Noninterest-bearing funding sources:
Demand deposits	125,568			122,789			73,233
Other liabilities	3,100			3,153			4,021
Preferred stock	3,646			3,182			817
SVBFG common stockholders’ equity	12,530			12,470			7,984
Noncontrolling interests	368			368			211
Portion used to fund interest-earning assets	(136,637)			(133,620)			(79,449)
Total liabilities and total equity	$216,068			$204,760			$124,815
Net interest income and margin		$1,091	2.13%		$947	1.91%		$665	2.29%
Total deposits	$190,718			$183,062			$110,608
Average SVBFG common stockholders’ equity as a percentage of average assets			5.80%			6.09%			6.40%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(9)			(8)			(5)
Net interest income, as reported		$1,082			$939			$660

(1)Includes average interest-earning deposits in other financial institutions of $5.2 billion, $5.7 billion and $1.6 billion; and $9.2 billion, $16.1 billion and $14.8 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(2)Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.
(3)Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.
(4)Nonaccrual loans are reflected in the average balances of loans.
(5)Interest income includes loan fees of $50 million, $49 million and $58 million for the quarters ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(6)Average investment securities of $2.1 billion, $2.7 billion and $3.4 billion for the quarters ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Weighted average common shares outstanding—basic	58,800	58,703	52,180
Effect of dilutive securities:
Stock options and employee stock purchase plan	261	286	294
Restricted stock units	538	635	602
Total effect of dilutive securities	799	921	896
Weighted average common shares outstanding—diluted	59,599	59,624	53,076
Credit Quality

(Dollars in millions, except ratios)	March 31, 2022	December 31, 2021	March 31, 2021
Nonaccrual, past due and restructured loans:
Nonaccrual loans	$70	$84	$90
Loans past due 90 days or more still accruing interest	2	7	5
Total nonperforming loans	72	91	95
OREO and other foreclosed assets	1	1	1
Total nonperforming assets	$73	$92	$96
Nonperforming loans as a percentage of total loans	0.10%	0.14%	0.20%
Nonperforming assets as a percentage of total assets	0.03	0.04	0.07
Allowance for credit losses for loans	$421	$422	$392
As a percentage of total loans	0.61%	0.64%	0.82%
As a percentage of total nonperforming loans	584.72	463.74	413.51
Allowance for credit losses for nonaccrual loans	$20	$35	$42
As a percentage of total loans	0.03%	0.05%	0.09%
As a percentage of total nonperforming loans	27.78	38.46	44.18
Allowance for credit losses for total performing loans	$401	$387	$350
As a percentage of total loans	0.58%	0.58%	0.73%
As a percentage of total performing loans	0.58	0.58	0.74
Total loans	$68,665	$66,276	$47,675
Total performing loans	68,593	66,185	47,580
Allowance for credit losses for unfunded credit commitments (1)	175	171	105
As a percentage of total unfunded credit commitments	0.38%	0.39%	0.31%
Total unfunded credit commitments (2)	$45,554	$43,698	$33,987

(1)The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”
(2)Includes unfunded loan commitments and letters of credit.

Use of Non-GAAP Financial Measures
To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP SVB Securities revenue, non-GAAP core fee income plus non-GAAP SVB Securities revenue, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, net of investments in qualified affordable housing projects and noncontrolling interests in non-marketable securities and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.
We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.
Additionally, from time to time, we may make reference to the non-GAAP financial metric of Core EPS in our earnings call and other investor presentations. Non-GAAP Core EPS consists of our net income available to common stockholders less gains or losses on investment securities, equity warrant assets and income and expenses related to SVB Securities, net of tax, divided by our diluted weighted average common shares outstanding. Our management believes this measure to be a useful assessment of our performance as it relates to our core business because it excludes certain financial items where performance is typically subject to market or other conditions beyond our control. A reconciliation of Core EPS to the closest corresponding GAAP measure is not available with respect to future goals due to our inability to provide a quantitative reconciliation to such measure.
In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:
•Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.
In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:
•Non-GAAP non-marketable and other equity securities, net of investments in qualified affordable housing projects and noncontrolling interests — This measure represents non-marketable and other equity securities but excludes qualified affordable housing projects and noncontrolling interests. We exclude qualified affordable housing projects as they are not subject to the same market volatility as our other non-marketable and other equity securities. We also exclude noncontrolling interests as we are required to consolidate 100 percent of the results of certain SVB Capital funds with the relevant amounts attributable to investors, other than us, included in "Noncontrolling interests" within our total equity.
•Non-GAAP core fee income plus SVB Securities revenue — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.
•Non-GAAP core fee income — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our non-GAAP SVB

Securities revenue, and represents client investment fees, wealth management and trust fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.
•Non-GAAP SVB Securities revenue — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our non-GAAP core fee income, and represents investment banking revenue and commissions. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.
•Tangible common equity, or tangible book value, to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

	Three months ended
Non-GAAP core fee income plus SVB Securities revenue, non-GAAP SVB Securities revenue and non-GAAP core fee income (Dollars in millions)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
GAAP noninterest income	$517	$561	$672	$761	$744
Less: gains on investment securities, net	85	100	189	305	167
Less: net gains on equity warrant assets	63	69	147	122	222
Less: other noninterest income	21	31	25	42	30
Non-GAAP core fee income plus SVB Securities revenue	348	361	311	292	325
Investment banking revenue	93	124	90	103	142
Commissions	25	21	17	17	24
Less: non-GAAP SVB Securities revenue	118	145	107	120	166
Non-GAAP core fee income	$230	$216	$204	$172	$159

	Three months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in millions)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
GAAP net gains on investment securities	$85	$100	$189	$305	$167
Less: income attributable to noncontrolling interests, including carried interest allocation	18	14	88	113	25
Non-GAAP net gains on investment securities, net of noncontrolling interests	$67	$86	$101	$192	$142

	Period-end balances at
SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in millions, except ratios)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
GAAP SVBFG stockholders’ equity	$15,980	$16,236	$14,300	$11,667	$9,895
Less: preferred stock	3,646	3,646	2,064	2,064	1,079
Less: intangible assets	529	535	500	200	202
Plus: net deferred taxes on intangible assets	26	26	25	—	(1)
Tangible common equity	$11,831	$12,081	$11,761	$9,403	$8,613
GAAP total assets	$220,355	$211,478	$190,996	$163,399	$142,347
Less: intangible assets	529	535	500	200	202
Plus: net deferred taxes on intangible assets	26	26	25	—	(1)
Tangible assets	$219,852	$210,969	$190,521	$163,199	$142,144
Risk-weighted assets	$104,548	$100,812	$92,511	$78,231	$71,059
Tangible common equity to tangible assets	5.38%	5.73%	6.17%	5.76%	6.06%
Tangible common equity to risk-weighted assets	11.32	11.98	12.71	12.02	12.12

	Period-end balances at
Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in millions, except ratios)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Tangible common equity	$14,299	$14,795	$13,404	$10,428	$8,766
Tangible assets	$217,530	$208,576	$188,329	$161,197	$140,231
Risk-weighted assets	$101,399	$98,214	$89,477	$75,795	$68,058
Tangible common equity to tangible assets	6.57%	7.09%	7.12%	6.47%	6.25%
Tangible common equity to risk-weighted assets	14.10	15.06	14.98	13.76	12.88